Exhibit 99.1

Global 8 Environmental Technologies, Inc. Sells $9 Million License to Develop Environmental Technology Centers on Aboriginal Traditional Lands

Monday June 30, 9:00 am ET

ORANGEVILLE, Ontario, June 30 /PRNewswire-FirstCall/ -- Global 8 Environmental Technologies, Inc. (OTC Bulletin Board: GBLE - News; http://www.g8et.com), a leading developer of environmental technology solutions, today announced that it has signed a licensing agreement with Osaw Maskwa Consulting, Ltd., a multi-disciplinary company that is wholly owned and operated by First Nations of Canada.

Osaw Maskwa enables Aboriginal communities to seize financial and resource development opportunities from the natural resource base within those communities in accordance with the teachings and practices of Aboriginal Elders.

As a result, Osaw Maskwa has gained strong recognition and acceptance throughout both the Aboriginal communities and the resource development companies operating within these communities. Their corporate influence also extends to the highest levels of provincial and federal governments.

Osaw Maskwa operates within Aboriginal territories that are known for the following resources:

1.	Pure glacier water
2.	Uranium
3.	Diamond
4.	Oil reserves
5.	Gold, copper, silver, and other minerals
6.	Timber
7.	Potash needed for fertilizer
8.	Conversion opportunities for wind, solar, geothermal, and hydroelectric energy

The total land area covered under this license agreement is the largest community-controlled land base in the world.

Under the terms of the agreement:

1.
Osaw Maskwa has acquired the exclusive worldwide license rights from Global 8 to market and develop Environmental Technology Centers on First Nations Lands, including Aboriginal traditional lands, by utilizing the know-how, technologies, patents pending and experience of Global 8

2.
Osaw Maskwa has agreed to engage the Global 8 team, including HDR Engineering, to prepare audit reports, feasibility reports, and technical reports needed to develop and construct each one of these Environmental Technology Centers

3.
Osaw Maskwa will utilize Global 8 to conduct industry and government funded environmental audits that are necessary for the development and operation of resource development and industrial activities on Aboriginal traditional lands

4.	The Global 8 family of companies will be compensated for all these services on a cost plus basis
5.	In exchange for the license, Osaw Maskwa has agreed to pay Global 8 a licensing fee of $9,000,000 plus ongoing royalties

The terms of payment of this licensing fee are as follows:

1.	$750,000 upon the receipt of a technical report for the first Environmental Technology Center to be produced within four months
2.	$750,000 upon the receipt of technical reports for 11 additional Environmental Technology Centers
3.	Osaw Maskwa is obligated to seek technical reports for a minimum of 3 Environmental Technology Centers per annum until such time as the consideration is paid in full.

"Indigenous people view the land as their lifeline -- without land there is no society," said Darrell Gerrits, President of Osaw Maskwa Consulting Ltd. "With this license agreement, we as a company and as an indigenous people, have the resources to bring back the balance of the four natural elements -- earth, air, fire, and water, to make our land our legacy. Through environmental impact studies with Global 8 and HDR, using government funding we will build world class Environmental Technology Centers that will showcase our aboriginal values. Our people will use this company as an environmental resource to harvest billions of dollars in natural resources."

Ed Kroeker, President & CEO, stated: "During my 35 years of experience in the environmental industry, much of which was working with Stantech as a consultant throughout numerous Aboriginal communities, I see this partnership as a major breakthrough opportunity for Aboriginal peoples. For Global 8 the $9,000,000 in revenue is only the beginning. This agreement also ensures consulting, sub-contract, and royalty revenues in the quarters to come. In addition to the revenues, this agreement will bring together Aboriginal people, Osaw Maskwa Consulting, Global 8, HDR Engineering, governmental funding, and industry funding for the sake of the Aboriginal communities."

About Global 8 Environmental Technologies Inc.

Global 8 Environmental Technologies Inc. works with world-class partners and consultants to provide solutions for the health and recovery of our environment. The company has the vision, the people, the know-how, the technologies, the financing and the contracts. It applies all these resources to create a clean and healthy global community for the next generation in a way, which provides environmental and financial benefits to all our stakeholders. For more information, visit: http://www.g8et.com.

Forward-Looking and Cautionary Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Global 8 Environmental Technologies Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Global 8 Environmental Technologies Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

     Please Contact:
     Global 8 Environmental Technologies Inc.
     Toll Free: 877-419-0430
     Web:  http://www.g8et.com
     Email: mediarelations@g8et.com

Source: Global 8 Environmental Technologies, Inc.